Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR 2020

Company Provides Update on its Strategic Review, Outlines 2021 Operational Priorities and Provides Outlook through 2022

BALTIMORE, MARYLAND - February 25, 2021 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the fourth quarter and the year ended December 31, 2020.

Unless indicated otherwise, the results presented below relate to Continuing Operations, which encompass Laureate's operations in Mexico and Peru, as well as Laureate's Corporate overhead expenses.

Fourth Quarter 2020 Highlights (compared to fourth quarter 2019):

•	On a reported basis, revenue decreased 19% to $285.2 million. On an organic constant currency basis[1], revenue decreased by 13%.

•	Operating income for the fourth quarter decreased by $20.4 million, or 36%, to $36.9 million.

•	Net income (including Discontinued Operations) for the fourth quarter was $379.0 million, primarily attributable to the gain on sale of the Company's Australia and New Zealand businesses within Discontinued Operations, as compared to net income of $60.6 million for the fourth quarter of 2019.

•	Adjusted EBITDA for the fourth quarter was $90.6 million, as compared to $99.4 million for the fourth quarter of 2019. The year-over-year change included an $8.9 million unfavorable impact from foreign currency translation.

Year Ended December 31, 2020 Highlights (compared to year ended December 31, 2019):

•	New enrollments decreased 6%, affected by the COVID-19 pandemic.

•	Total enrollments decreased 8%.

•	On a reported basis, revenue decreased 15% to $1,024.9 million, due primarily to the weakening of foreign currencies against the U.S. Dollar and the negative impact of the COVID-19 pandemic on enrollments. On an organic constant currency basis, revenue was down 9%.

•	Operating loss for the year was $(329.3) million, driven by impairment charges of $352.0 million primarily related to the Laureate tradename, as compared to operating income of $36.0 million for 2019.

•	Net loss (including Discontinued Operations) for the year was $(618.7) million, mainly attributable to $790.2 million of impairment charges, partially offset by a net gain from sales of the Company's subsidiaries within Discontinued Operations, as compared to net income of $937.7 million for 2019, which was largely attributable to gains from asset sales.

•	Adjusted EBITDA for the year was $205.7 million, as compared to $203.6 million for 2019. The year-over-year change included a $25.1 million unfavorable impact from foreign currency translation.

 1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “Despite the headwinds caused by the pandemic, strong execution drove solid financial performance for the year, reflecting the resiliency of our business model. In particular, I want to thank our faculty and staff for their agility and commitment to deliver on our promises to our students at this extraordinary time.”

Strategic Review Update

On January 27, 2020, Laureate announced that its board of directors had authorized the Company to explore strategic alternatives for each of its businesses to unlock shareholder value. During 2020, Laureate made significant progress on this initiative. Laureate completed the sales of its operations in Chile, Malaysia, and Australia & New Zealand and signed definitive agreements to sell Walden University, its higher education institution in the U.S., as well as its operations in Brazil and Honduras. The Company expects to close the Brazil and Honduras transactions during the first half of the year. The closing for the Walden transaction is anticipated to occur in the second half of 2021.

For Laureate’s institutions in Mexico and Peru, the board decided after a thorough evaluation of all strategic options, including a potential sale, to continue to operate these assets under Laureate management. The decision to focus on a regional operating model in Mexico and Peru at this time does not preclude further engagement with potential buyers for those businesses. Laureate does not intend to provide further interim updates unless and until it believes disclosure is appropriate.

Laureate’s Operational Priorities for 2021

•	Continue to deliver high-quality post-secondary education in Mexico and Peru at affordable prices where Laureate students benefit from superior outcomes, while at the same time leveraging Laureate’s strong brands, industry leading infrastructure, innovative offerings and strong digital capabilities to grow its institutions and enhance operating efficiencies.

•	Implement return-to-campus strategy at all institutions when appropriate and safe.

•	Further rightsizing of Corporate G&A infrastructure.

•	Close the pending sale transactions for Walden, and for Laureate's operations in Brazil and Honduras.

Mr. Serck-Hanssen said, “Laureate made strong progress on our strategic review initiatives during 2020. We look forward to completing the pending divestitures for expected net proceeds of $1.95 billion in 2021. We are committed to generating additional shareholder value by focusing on our operational priorities in 2021 and realizing value creation opportunities for our remaining markets.”

Fourth Quarter 2020 Results

For the fourth quarter of 2020, revenue on a reported basis was $285.2 million, a decrease of $66.6 million, or 19%, compared to the fourth quarter of 2019, due primarily to the weakening of foreign currencies against the U.S. Dollar and the negative impact of the COVID-19 pandemic on enrollments. On an organic constant currency basis, revenue decreased 13%. Operating income decreased by $20.4 million, or 36%, to $36.9 million for the fourth quarter of 2020, from $57.3 million for the fourth quarter of 2019. Net income (including Discontinued Operations) was $379.0 million for the fourth quarter of 2020, driven by the gain on the sale of our operations in Australia and New Zealand, compared to $60.6 million in the fourth quarter of 2019. Basic and diluted earnings per share were $1.81 for the fourth quarter of 2020.

Adjusted EBITDA for the fourth quarter was $90.6 million, as compared to Adjusted EBITDA of $99.4 million for the fourth quarter of 2019. The change year-over-year included an $8.9 million unfavorable impact from foreign currency translation.

Year Ended December 31, 2020 Results

New enrollments for full-year 2020 decreased 6% compared to new enrollment activity for full year 2019, mainly due to the impact of the COVID-19 pandemic. New enrollments in Mexico and Peru were down 5% and 9%, respectively. Total enrollments were down 8%.

For the full-year 2020, revenue on a reported basis was $1,024.9 million, a decrease of $187.2 million, or 15%, when compared to 2019, due primarily to the weakening of foreign currencies against the U.S. Dollar and impacts from the COVID-19 pandemic. On an organic constant currency basis, revenue decreased 9%. The operating loss for 2020 was $(329.3) million, driven by impairment charges of $352.0 million, compared to an operating income of $36.0 million for 2019. Net loss (including Discontinued Operations) for 2020 was $(618.7) million, attributable to the impairment charges, partially offset by net gains from asset sales, compared to net income of $937.7 million for 2019 that was largely attributable to gain from asset sales. Basic and diluted loss per share for 2020 were $(2.93).

Adjusted EBITDA for the year was $205.7 million, as compared to Adjusted EBITDA of $203.6 million for 2019. The change year-over-year includes a $25.1 million unfavorable impact from foreign currency translation.

Balance Sheet, Cash Flow and Capital Structure

Laureate has a strong financial position with significant liquidity. As of December 31, 2020, Laureate had $1,020.3 million of cash (of which $270.2 million was recorded at subsidiaries that were classified as held for sale), and gross debt, including seller notes, of $1.2 billion (of which $172.8 million was recorded at subsidiaries that were classified as held for sale). Accordingly, total debt, net of cash, was $201.5 million as of December 31, 2020.

The cash and debt balances as of December 31, 2020 are prior to approximately $1.95 billion of net proceeds (net of taxes, fees and other expenses) that are anticipated from the sale of Walden University and Laureate's operations in Brazil and Honduras, for which definitive agreements have been executed.

Reclassifications to Discontinued Operations

As previously reported, during the third quarter of 2020, Laureate completed the sale of its operations in Chile, signed a definitive agreement to sell and subsequently closed on the sale of its operations in Australia and New Zealand, and additionally announced that it had signed definitive agreements to sell Walden University and its operations in Brazil. Accordingly, beginning in the third quarter of 2020, those business units have been included in Discontinued Operations for all periods presented. The remaining operations within Continuing Operations are Mexico and Peru, as well as Laureate's Corporate overhead expenses.

Outlook for Fiscal 2021

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2021 results to be as follows:

Continuing Operations 2021

•	Total enrollments expected to be approximately 337,000, essentially flat versus 2020;

•	Revenues expected to be in the range of $1,000 to $1,040 million, reflecting a decline of 2% to growth of 2% on an organic constant currency basis versus 2020; and

•	Adjusted EBITDA expected to be in the range of $180 to $190 million, reflecting a decline in growth of 8%-13% on an organic constant currency basis versus 2020. Anticipated Adjusted EBITDA in 2021 is prior to rightsizing of Corporate G&A infrastructure and includes approximately $13 million of non-cash charges related to the write-off of an indemnification asset related to a prior period acquisition.

Outlook for Fiscal 2022

Laureate anticipates that by the end of 2021, the Corporate G&A restructuring will be largely completed (following completion of the pending asset sales), the impact of the COVID-19 pandemic will mostly be abated and that the Company will return to growth levels more in-line with historical performance prior to the COVID-19 pandemic.

Based on the current foreign exchange spot rates2, and the above assumptions, Laureate currently expects its full-year 2022 results to be as follows:

Continuing Operations 2022

•	Total enrollments expected to be approximately 350,000, reflecting growth of 4% versus 2021 expectations;

•	Revenues expected to be approximately $1,080 million, reflecting growth of 6% on an organic constant currency basis versus 2021 expectations; and

•	Adjusted EBITDA expected to be approximately $280 million, reflecting growth of approximately 51% on an organic constant currency basis versus 2021 expectations, benefiting from the reduction in G&A and anticipated operational improvements.

The above outlook assumes that all entities currently included within Continuing Operations remain there for the entirety of 2021 and 2022. If and when additional entities are required to be moved to Discontinued Operations, our outlook will be subject to revision.

Reconciliations of forward-looking non-GAAP measures (2021 Adjusted EBITDA outlook and 2022 Adjusted EBITDA outlook) to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

 2 Based on actual FX rates for January 2021, and current spot FX rates (local currency per U.S. Dollar) of MXN 19.93 and PEN 3.64 for February 2021 - December 2022. FX impact may change based on fluctuations in currency rates in future periods.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.-based callers) or 1-703-639-1262 (for international callers), and requesting to join the Laureate conference call, conference ID 7316078. Replays of the entire call will be available through March 4, 2021 at 1-855-859-2056 (for U.S.-based callers) and at 1-404-537-3406 (for international callers), conference ID 7316078. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), (ii) our planned divestitures, the expected proceeds generated therefrom and the expected reduction in revenue resulting therefrom, (iii) our exploration of strategic alternatives and potential future plans, strategies or transactions that may be identified, explored or implemented as a result of such review process and any resulting litigation or dispute therewith and (iv) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including, with respect to our exploration of strategic alternatives, risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 25, 2021. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, total debt, net of cash (or net debt), and Free Cash Flow. We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total debt, net of cash (or net debt) consists of total gross debt, including seller notes, for Continuing Operations and Discontinued Operations, less total cash and cash equivalents for Continuing Operations and Discontinued Operations. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Free Cash Flow consists of operating cash flow minus capital expenditures. Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debts.

Laureate’s calculations of Adjusted EBITDA, total debt, net of cash (or net debt), and Free Cash Flow are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

At Laureate Education, Inc., we understand the transformative power of education. For more than 20 years, we have remained committed to making a positive impact in the communities we serve, by providing accessible, high-quality undergraduate, graduate and specialized degree programs. We know that when our students succeed, countries prosper and societies benefit. Our longstanding commitment to operating with purpose is evidenced by our status as one of the world’s largest Certified B Corporations® and being the first Public Benefit Corporation publicly listed on any stock exchange in the world.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
			Change				Change
	FY 2020	FY 2019	Total	Organic	As of 12/31/2020	As of 12/31/2019	Total	Organic
Mexico	107,200	112,400	(5)%	(5)%	194,000	204,200	(5)%	(5)%
Peru	61,800	67,900	(9)%	(9)%	142,500	162,200	(12)%	(12)%
Laureate (1)	169,000	180,300	(6)%	(6)%	336,500	366,400	(8)%	(8)%

 (1) Excludes new and total enrollments for our Discontinued Operations

Consolidated Statements of Operations

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2020	2019	Change	2020	2019	Change
Revenues	$285.2	$351.8	$(66.6)	$1,024.9	$1,212.1	$(187.2)
Costs and expenses:
Direct costs	188.3	242.4	(54.1)	802.5	949.5	(147.0)
General and administrative expenses	59.0	52.1	6.9	199.8	226.3	(26.5)
Loss on impairment of assets	1.0	—	1.0	352.0	0.2	351.8
Operating income (loss)	36.9	57.3	(20.4)	(329.3)	36.0	(365.3)
Interest income	0.6	0.7	(0.1)	2.2	3.3	(1.1)
Interest expense	(25.2)	(23.5)	(1.7)	(100.9)	(125.0)	24.1
Loss on debt extinguishment	(0.6)	(0.5)	(0.1)	(0.6)	(22.6)	22.0
(Loss) gain on derivatives	(25.4)	(0.9)	(24.5)	(26.0)	8.3	(34.3)
Other (expense) income, net	(3.2)	(0.2)	(3.0)	(2.4)	8.9	(11.3)
Foreign currency exchange (loss) gain, net	(57.6)	(15.7)	(41.9)	13.5	(8.1)	21.6
Loss on disposals of subsidiaries, net	(6.1)	(19.0)	12.9	(7.3)	(20.4)	13.1
Loss from continuing operations before income taxes and equity in net income of affiliates	(80.6)	(1.7)	(78.9)	(450.8)	(119.7)	(331.1)
Income tax (expense) benefit	(163.4)	62.9	(226.3)	130.1	(31.0)	161.1
Equity in net income of affiliates, net of tax	—	—	—	0.2	0.2	—
(Loss) income from continuing operations	(244.1)	61.2	(305.3)	(320.6)	(150.5)	(170.1)
Income (loss) from discontinued operations, net of tax	623.1	(0.6)	623.7	(298.1)	1,088.1	(1,386.2)
Net income (loss)	379.0	60.6	318.4	(618.7)	937.7	(1,556.4)
Net loss attributable to noncontrolling interests	0.3	0.3	—	5.4	0.8	4.6
Net income (loss) attributable to Laureate Education, Inc.	$379.3	$60.9	$318.4	$(613.3)	$938.5	$(1,551.8)

Accretion of redemption value of redeemable noncontrolling interests and equity	$—	$(0.5)	$0.5	$0.1	$(0.2)	$0.3
Net income (loss) available to common stockholders	$379.3	$60.4	$318.9	$(613.2)	$938.3	$(1,551.5)

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	209.1	214.3	(5.2)	209.7	221.9	(12.2)
Dilutive weighted average shares outstanding	209.1	214.9	(5.8)	209.7	221.9	(12.2)
Basic and diluted earnings (loss) per share	$1.81	$0.28	$1.53	$(2.93)	$4.23	$(7.16)

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended December 31,	2020	2019	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$149.6	$188.1	(20)%	(15)%	$(38.5)	$(27.4)	$—	$—	$(11.1)
Peru	131.5	155.7	(16)%	(10)%	(24.2)	(15.0)	—	—	(9.2)
Corporate & Eliminations	4.2	8.0	(48)%	(48)%	(3.8)	(3.8)	—	—	—
Total Revenues	$285.2	$351.8	(19)%	(13)%	$(66.6)	$(46.3)	$—	$—	$(20.3)

Adjusted EBITDA
Mexico	$54.4	$67.3	(19)%	(15)%	$(12.9)	$(10.1)	$1.6	$—	$(4.4)
Peru	60.5	63.8	(5)%	2%	(3.3)	1.2	—	—	(4.5)
Corporate & Eliminations	(24.3)	(31.7)	23%	23%	7.4	7.4	—	—	—
Total Adjusted EBITDA	$90.6	$99.4	(9)%	(2)%	$(8.8)	$(1.5)	$1.6	$—	$(8.9)

			% Change		$ Variance Components
For the year ended December 31,	2020	2019	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$534.6	$652.8	(18)%	(9)%	$(118.2)	$(59.8)	$—	$—	$(58.4)
Peru	482.9	546.8	(12)%	(7)%	(63.9)	(40.5)	—	—	(23.4)
Corporate & Eliminations	7.4	12.5	(48)%	(48)%	(5.1)	(5.1)	—	—	—
Total Revenues	$1,024.9	$1,212.1	(15)%	(9)%	$(187.2)	$(105.4)	$—	$—	$(81.8)

Adjusted EBITDA
Mexico	$112.9	$147.8	(24)%	(14)%	$(34.9)	$(21.0)	$0.8	$—	$(14.7)
Peru	189.5	197.8	(4)%	1%	(8.3)	2.1	—	—	(10.4)
Corporate & Eliminations	(96.7)	(142.0)	32%	32%	45.3	45.3	—	—	—
Total Adjusted EBITDA	$205.7	$203.6	1%	13%	$2.1	$26.4	$0.8	$—	$(25.1)

(2)	Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2019 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	December 31, 2020	December 31, 2019	Change
Assets
Cash and cash equivalents	$750.1	$61.6	$688.5
Receivables (current), net	111.9	75.1	36.8
Other current assets	146.8	72.9	73.9
Current assets held for sale	435.0	706.5	(271.5)
Property and equipment, net	578.5	640.6	(62.1)
Operating lease right-of-use assets, net	462.8	521.8	(59.0)
Goodwill and other intangible assets	800.4	1,168.6	(368.2)
Deferred income taxes	130.6	49.4	81.2
Other long-term assets	72.4	98.9	(26.5)
Long-term assets held for sale	1,482.5	3,101.0	(1,618.5)
Total assets	$4,970.9	$6,496.4	$(1,525.5)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$200.9	$267.7	$(66.8)
Deferred revenue and student deposits	47.2	54.8	(7.6)
Total operating leases, including current portion	519.1	559.0	(39.9)
Total long-term debt, including current portion	995.7	1,151.4	(155.7)
Other liabilities	240.0	292.1	(52.1)
Current and long-term liabilities held for sale	702.3	1,354.9	(652.6)
Total liabilities	2,705.2	3,680.0	(974.8)
Redeemable noncontrolling interests and equity	1.7	12.3	(10.6)
Total stockholders' equity	2,263.9	2,804.2	(540.3)
Total liabilities and stockholders' equity	$4,970.9	$6,496.4	$(1,525.5)

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2020	2019	Change
Cash flows from operating activities
Net (loss) income	$(618.7)	$937.7	$(1,556.4)
Depreciation and amortization	143.5	193.4	(49.9)
Amortization of operating lease right-of-use assets	80.2	122.7	(42.5)
Loss on impairment of assets	790.2	0.9	789.3
Gain on sales and disposal of subsidiaries and property and equipment, net	(22.8)	(753.5)	730.7
Gain on derivative instruments	26.0	(7.4)	33.4
Payments for settlement of derivative contracts	(0.6)	(8.8)	8.2
Loss on debt extinguishment	0.6	28.8	(28.2)
Deferred income taxes	(185.7)	(29.8)	(155.9)
Unrealized foreign currency exchange loss	26.3	29.2	(2.9)
Income tax receivable/payable, net	99.6	(36.2)	135.8
Working capital, excluding tax accounts	(227.2)	(252.8)	25.6
Other non-cash adjustments	148.1	115.8	32.3
Net cash provided by operating activities	259.6	339.8	(80.2)
Cash flows from investing activities
Purchase of property and equipment	(74.6)	(155.6)	81.0
Expenditures for deferred costs	(14.5)	(17.7)	3.2
Receipts from sales of discontinued operations, net of cash sold, property and equipment and other	676.6	1,266.0	(589.4)
Settlement of derivatives related to sale of discontinued operations and net investment hedge	—	12.9	(12.9)
Proceeds from sale of investment	—	11.5	(11.5)
Investing other, net	—	(0.3)	0.3
Net cash provided by investing activities	587.4	1,116.8	(529.4)
Cash flows from financing activities
Decrease in long-term debt, net	(177.0)	(1,384.6)	1,207.6
Payments of deferred purchase price for acquisitions	(5.7)	(20.2)	14.5
Payments to purchase noncontrolling interests	(13.7)	(5.8)	(7.9)
Proceeds from exercise of stock options	25.7	14.0	11.7
Payments to repurchase common stock	(99.5)	(264.1)	164.6
Payments of debt issuance costs	(0.8)	(9.1)	8.3
Financing other, net	(1.8)	(4.2)	2.4
Net cash used in by financing activities	(272.7)	(1,674.0)	1,401.3
Effects of exchange rate changes on cash	(0.5)	5.1	(5.6)
Change in cash included in current assets held for sale	195.8	184.6	11.2
Net change in cash and cash equivalents	769.5	(27.8)	797.3
Cash and cash equivalents at beginning of period	97.8	125.6	(27.8)
Cash and cash equivalents at end of period	$867.3	$97.8	$769.5
Liquidity (including Undrawn Revolver)	$1,160.1	$269.2	$890.9

Non-GAAP Reconciliations

The following table reconciles (loss) income from continuing operations to Adjusted EBITDA:

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2020	2019	Change	2020	2019	Change
(Loss) income from continuing operations	$(244.1)	$61.2	$(305.3)	$(320.6)	$(150.5)	$(170.1)
Plus:
Equity in net income of affiliates, net of tax	—	—	—	(0.2)	(0.2)	—
Income tax expense (benefit)	163.4	(62.9)	226.3	(130.1)	31.0	(161.1)
Loss from continuing operations before income taxes and equity in net income of affiliates	(80.6)	(1.7)	(78.9)	(450.8)	(119.7)	(331.1)
Plus:
Loss on disposal of subsidiaries, net	6.1	19.0	(12.9)	7.3	20.4	(13.1)
Foreign currency exchange loss (gain), net	57.6	15.7	41.9	(13.5)	8.1	(21.6)
Other expense (income), net	3.2	0.2	3.0	2.4	(8.9)	11.3
Loss (gain) on derivatives	25.4	0.9	24.5	26.0	(8.3)	34.3
Loss on debt extinguishment	0.6	0.5	0.1	0.6	22.6	(22.0)
Interest expense	25.2	23.5	1.7	100.9	125.0	(24.1)
Interest income	(0.6)	(0.7)	0.1	(2.2)	(3.3)	1.1
Operating income (loss)	36.9	57.3	(20.4)	(329.3)	36.0	(365.3)
Plus:
Depreciation and amortization	27.2	20.4	6.8	83.1	82.0	1.1
EBITDA	64.1	77.7	(13.6)	(246.2)	118.0	(364.2)
Plus:
Share-based compensation expense (3)	2.3	2.8	(0.5)	10.2	10.3	(0.1)
Loss on impairment of assets (4)	1.0	—	1.0	352.0	0.2	351.8
EiP implementation expenses (5)	23.2	18.9	4.3	89.6	75.0	14.6
Adjusted EBITDA	$90.6	$99.4	$(8.8)	$205.7	$203.6	$2.1

(3)	Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

(4)	Represents non-cash charges related to impairments of long-lived assets.

(5)	Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure and certain non-recurring costs incurred in connection with the planned and completed dispositions. Beginning in 2019, EiP also includes expenses associated with an enterprise-wide program aimed at revenue growth.

The following table reconciles operating cash flow to Free Cash Flow for the years ended December 31, 2020 and 2019:

IN MILLIONS	2020	2019	Change
Net cash provided by operating activities	$259.6	$339.8	$(80.2)

Capital expenditures:
Purchase of property and equipment	(74.6)	(155.6)	81.0
Expenditures for deferred costs	(14.5)	(17.7)	3.2
Free Cash Flow	$170.5	$166.5	$4.0

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.